EXHIBIT 99.2

Press Release

CLX Medical, Inc. Announces Close of ThyroTest® Acquisition

Issued Monday December 2, 8:50 am ET

MURRIETA, CA--(MARKET WIRE)--Dec. 2, 2008--CLX Medical, Inc. (OTC BB: CLXN), which is focused on the marketing and distribution of unique medical diagnostic testing products, today announced the close of the company’s acquisition of ThyroTest®, a rapid thyroid stimulating hormone (TSH) screening device used for the detection of hypothyroidism in adults, a common thyroid disease.

With the close of the transaction, CLX Medical will implement its ThyroTest® marketing program and establish distribution of the product with a national U.S. distributor. ThyroTest® is FDA cleared and has also achieved CLIA waived status, so the test can be administered in the more than 100,000 CLIA waived doctors’ offices in the U.S., as well as in any non-waived laboratory.

Vera Leonard, CEO of CLX Medical, stated, “We have already begun the planning and laid the groundwork for our ThyroTest® marketing efforts, and the close of the acquisition frees us up to take the next steps in the process.”

To close the transaction, an escrow was established, into which the ThyroTest® technology, the $750,000 note and the 750,000 shares of Series C Preferred Shares were deposited.

CLX Medical entered into a definitive agreement with ThyroTec, LLC, the developer of the ThyroTest® device, on September 8, 2008 and subsequently entered into an amendment to the definitive agreement. The amendment provided that the transaction could be closed through the issuance to ThyroTec of Series C Convertible Preferred Shares of CLX Medical and a note in the amount of $750,000 at 6% interest for a term of 30 months, secured by the assets of the corporation. During the period of the note or until the principal is paid in full, CLX agrees to pay to ThyroTec a royalty of 10% of net sales of the ThyroTest® product.

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About CLX Medical, Inc.
CLX Medical, Inc. (www.clxmedical.com) holds a 51% equity interest in Zonda, Inc. (www.zondaincusa.com), which has developed several rapid point of care tests for medical and non-medical markets, including a rapid test for chlamydia. CLX has also entered into a definitive agreement to acquire ThyroTest®, a rapid thyroid stimulating hormone (TSH) screening device used for the detection of hypothyroidism in adults, a common thyroid disease. CLX Medical is focused on the successful worldwide distribution of these and any additional products it may acquire or license.

All statements included in this release, including statements regarding potential future plans and objectives of CLX Medical, Inc. are forward-looking statements. Such statements are necessarily subject to risks and uncertainties, some of which are significant in scope and nature beyond CLX Medical’s control. There can be no assurance that such statements will prove accurate. Actual results and future events could differ materially from those anticipated in such statements depending on many factors. Historical results are not necessarily indicative of future performance.

Contact:
Gemini Financial Communications, Inc.
A. Beyer
951-677-8073
investors@clxmedical.com